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                                                                     EXHIBIT 5.1

               [Letterhead of Piper Marbury Rudnick & Wolfe LLP]

6225 Smith Avenue
Baltimore, Maryland 21209-3600
www.piperrudnick.com

PHONE (410) 580-3000
FAX  (410) 580-3001

                                 March 20, 2001

APARTMENT INVESTMENT AND MANAGEMENT COMPANY
Colorado Center, Tower Two
2000 South Colorado Boulevard, Suite 2-1000
Denver, Colorado 80222

Ladies and Gentlemen:

     We serve as special Maryland counsel to Apartment Investment and Management Company, a Maryland corporation (the "Company"), and have been requested by the Company to render this opinion in connection with its registration on Form S-3, as amended (File No. 333-61409) (the "Registration Statement"), and the prospectus included as part of the Registration Statement and the prospectus supplement thereto, dated March 14, 2001 (as so supplemented, the "Prospectus"), relating to the offering of 2,200,000 shares (the "Firm Shares") of the Class Q Cumulative Preferred Stock, par value $.01 per share (the "Class Q Preferred Stock"), of the Company, and up to an additional 330,000 shares of Class Q Preferred Stock which may be issued and sold pursuant to an underwriters' over-allotment option (together with the Firm Shares, the "Shares"), pursuant to an Underwriting Agreement, dated March 14, 2001 (the "Underwriting Agreement"), by and among Morgan Stanley & Co. Incorporated, Prudential Securities Incorporated, Raymond James & Associates, Inc., UBS Warburg LLC, Bear, Stearns & Co. Inc., Robertson Stephens, Inc., and Tucker Anthony Incorporated, as the representatives of the several underwriters named in Schedule I to the Underwriting Agreement, on the one hand, and the Company and AIMCO Properties, L.P., a Delaware limited partnership, on the other.

     In our capacity as special Maryland counsel, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Charter of the Company, the By-Laws of the Company, as amended and restated and in effect on the

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                                     APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                                                  March 20, 2001
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date hereof, the Underwriting Agreement, the minutes of proceedings of the Board of Directors of the Company or a committee thereof authorizing, among other things, the issuance of the Shares and such other documents as we have considered necessary to the rendering of the opinion expressed below.

     In our examination of the aforesaid documents, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies (and the authenticity of the originals of such copies), and the accuracy and completeness of all public records reviewed by us. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder, and we have also assumed the due authorization by all requisite action, corporate or other, and the valid execution and delivery by such parties of such documents and the validity, binding effect, and enforceability thereof with respect to such parties. As to any facts material to this opinion, we have relied solely upon the statements and certificates of officers of the Company.

     Based upon the foregoing, having regard for such legal considerations as we deem relevant, and limited in all respects to applicable Maryland law, we are of the opinion that the Shares, when duly sold, issued and paid for in accordance with the terms of the Underwriting Agreement and the resolutions authorizing their issuance, will be duly authorized and validly issued, fully paid, and non-assessable.

     The opinion set forth herein is limited to matters governed by the laws of the State of Maryland and the federal laws of the United States of America, and we express no opinion as to any other laws. We hereby consent to the filing of this opinion as an exhibit to the Company's Current Report on Form 8-K, which is incorporated by reference in the Registration Statement, and to the reference to us in the Prospectus.

                                           Very truly yours,

                                           /s/ PIPER MARBURY RUDNICK & WOLFE LLP